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                                                                EXHIBIT 99B.11


CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Strong Short-Term Global Bond Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 5 to the Registration Statement of Strong Short-Term Global Bond Fund, Inc. on Form N-1A of our report dated December 8, 1995 on our audit of the financial statements and financial highlights of Strong Short-Term Global Bond Fund, Inc., which report is included in the Annual Report to Shareholders for the period from January 1, 1995 to October 31, 1995 which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.


                                                      COOPERS & LYBRAND L.L.P.


Milwaukee, Wisconsin
February 28, 1996